EXHIBIT 10.2

                     Agreement of Limited Liability Company

                                       of

                         PSAC Storage Investors, L.L.C.

                      a Delaware limited liability company



                                November 15, 1999



Exhibits to this Agreement will be furnished to the Securities and Exchange Commission upon request.

                     Agreement of Limited Liability Company

      This Agreement of Limited Liability Company (this "Agreement") is entered into as of November 15, 1999, by and between [Investor] ("Investor"), [Investor's address and fax] and B. Wayne Hughes, trustee of the B.W. Hughes Living Trust under agreement of trust dated June 3, 1977, as amended ("Hughes"), 701 Western Avenue, Glendale, California 91201-2349, Fax: 818.548.9288, as the "Members". The Members agree as follows:

1.    General Provisions

      1.1. Formation and Name. The Members form a limited liability company (the "Company") pursuant to the Delaware Limited Liability Company Act, 6 Del. C. ss.ss. 18-101 et seq. (the "Act"). The name of the Company shall be PSAC Storage Investors, LLC.

      1.2. Business of the Company. The business of the Company shall be to own a limited partnership interest in that certain California limited partnership under the name PSAC Development Partners, L.P. (the "Partnership"), to be formed substantially concurrently with the formation of the Company. The business of the Partnership shall be to develop and own self-storage facilities and to acquire and hold shares of equity and common stock of Public Storage, Inc. and to engage in any and all activities in accordance with the Limited Partnership Agreement of the Partnership (the "Partnership Agreement").

      1.3. Registered Office, Principal Executive Office and Agent for Service of Process. The registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805. The principal executive office of the Company shall be c/o Hughes, 701 Western Avenue Glendale, California 91201-2349, or at such other place as the Members may agree from time to time. The records of the Company identified in Section 11.3 shall be maintained at the principal executive office of the Company. The registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, City of Wilmington, County of New Castle, Delaware 19805.

      1.4. Term and Dissolution. The term of the Company shall commence as of the date of the filing of the Company Certificate (defined below) in the office of the Secretary of State of the State of Delaware and shall continue until November 17, 2014, unless earlier dissolved pursuant to the provisions of this Agreement. The Company shall not be dissolved by the admission of additional Members or substituted Members. The Company shall be dissolved upon the first to occur of (i) the election by the Members to dissolve the Partnership, (ii) the sale of all or substantially all of the assets of the Company and the conversion into cash of the sales proceeds, (iii) the expiration of the term set forth in the preceding sentence, or (iv) any other event which triggers an obligatory dissolution under the Act. Each Member waives any right to maintain any action for partition with respect to any property owned by the Company or, to the extent permitted by law, any action for dissolution other than pursuant to rights set forth in this Agreement. Upon dissolution of the Company, the Members shall liquidate the assets of the Company and distribute the proceeds as required by this Agreement and by law, and shall cancel the Company Certificate.

      1.5. Documents. Upon execution of this Agreement, the Administrative Member shall prepare, execute, file and record such documents with the Secretary of State of the State of Delaware and other governmental agencies as are necessary to comply with the requirements of applicable laws for the formation and operation of the Company, including, without limitation, a certificate of limited liability company formation as required by the Act (the "Company Certificate").

2.    Definitions

      The following terms shall have the meanings indicated or referred to below.

      "Act" See Section 1.1.

      "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year or other period, after giving effect to the following adjustments:

           (i) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

           (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

      "Administrative Member" means the Member who will be responsible for administrative matters for the Company. Hughes will serve as the initial Administrative Member and shall cause its obligations hereunder to be performed in a prudent and commercially reasonable manner in the best interest of all of the Members.

      "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the United States Government shall not be regarded as a Business Day.

      "Capital Accounts" See Section 3.3.

      "Capital Proceeds" means the gross cash proceeds of sales and financings of the Company's assets (or the portion of such proceeds of the Partnership that are distributed to the Company), less the portion used to pay or establish any reserves approved by the Members for all Company expenses, any debt payments, capital improvements and other costs of development, replacements and contingencies, all as determined in accordance with the terms hereof.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Administrative Member.

      "Gain from Sale" shall mean any gain recognized for federal income tax purposes from the sale or other disposition of the Company's assets computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

      "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

           (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;

           (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (A) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

           (iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

           (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), in determining Profits and Losses and Section 4.3.7; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the Members determine that an adjustment pursuant to clause
      (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

      "Members" See introductory statement.

      "Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

      "Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

      "Nonrecourse Liability" shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

      "Operating Cash" means the gross cash proceeds of the Company from all operating sources (not including amounts taken into account in determining Capital Proceeds) including Partnership operating distributions, less any portion used to pay or establish reasonable reserves for all Company expenses, any debt payments, and contingencies, all as determined by the Administrative Member (any such reserves shall not exceed $30,000 at any one time without the prior consent of the Members). "Operating Cash" shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

      "Partner Nonrecourse Debt" shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

      "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

      "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

      "Percentage Interest" means, until there has been a transfer of an interest in the Company and subject to adjustment from time to time in accordance with the terms of this Agreement, 65.35% for Hughes and 34.65% for Investor. The Percentage Interest of any transferee shall be such portion of the Percentage Interest of the transferor as is indicated in the instrument of transfer and the Percentage Interest of the transferor shall be thereafter appropriately reduced.

      "Priority Distribution" means, as to Hughes, a cumulative return computed by applying a monthly rate of one twelfth of 7.9972%, using monthly compounding, to the sum of Hughes' Unreturned Capital Contribution and Hughes' unpaid Priority Distributions. Hughes' unpaid Priority Distributions is the amount equal to the cumulative Priority Distributions accrued beginning on date of this Agreement, less cumulative actual distributions made to Hughes pursuant to Sections 5.1.1 and 5.2.1(i).

      "Profits" and "Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

           (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

           (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

           (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clauses (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

           (iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

           (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation;

           (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

           (vii) Notwithstanding any other provision in this definition, any items which are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specifically allocated pursuant to this Agreement shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

      "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (or any corresponding provisions of succeeding regulations).

      "Regulatory Allocations" shall have the meaning set forth in Section
4.3.8.

      "Unreturned Capital Contribution" shall mean, as to each Member, the sum of the capital contributions made by the Member pursuant to Sections 3.1 or 3.2, reduced by distributions to that Member pursuant to Sections 5.2.1(ii) or 5.2.2.

3.    Contributions And Accounts

      3.1. Initial Contributions and Commitment. The Members shall make an aggregate initial contribution to the capital of the Company of $63,345,488, and shall make subsequent contributions so that the aggregate capital contributions to the Company will equal $98,000,000. The Members' respective contributions shall be made in proportion to the Members' Percentage Interests. The initial contributions shall be made contemporaneously, on or prior to the date the Company is required to make its initial contribution of capital to the Partnership. Subsequent contributions towards the aggregate commitment of $98,000,000 shall be made within 10 Business Days of delivery by the Administrative Member of written notice that the Company is required to make a corresponding contribution of capital to the Partnership. If any such contribution is not made within that 10 Business Day period, it shall bear interest payable to the Company at 12% per annum, compounded monthly, or if lower, the maximum rate permitted by law.

      3.2. Additional Contributions. Except for the contributions specified above, without the agreement of all Members, no Member may, or shall be required to, make any contribution to the capital of the Company.

      3.3. Capital Accounts. A separate "Capital Account" shall be maintained for each Member in accordance with the following provisions:

           3.3.1. To each person's Capital Account there shall be credited such person's capital contributions, such person's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to this Agreement, and the amount of any Company liabilities assumed by such person or that are secured by any property distributed to such person.

           3.3.2. To each person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such person pursuant to this Agreement, such person's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to this Agreement, and the amount of any liabilities of such person assumed by the Partnership or that are secured by any property contributed by such person to the Partnership.

           3.3.3. In the event any interest of a Member is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

           3.3.4. In determining the amount of any liabilities for these purposes, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

           3.3.5. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Administrative Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits to the Capital Accounts (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regulations, the Administrative Member may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to this Agreement upon the dissolution of the Company. The Administrative Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

      3.4. No Right to Return of Capital. Except as otherwise provided in this Agreement each Member shall look solely to the assets of the Company for the return of its capital contribution and shall have no right or power to demand or receive property other than cash from the Company.

4.    Allocations

      4.1. Allocation of Profits and Gain from Sale. After giving effect to any special allocations, Profits and Gain from Sale for any fiscal year or other period shall be allocated to the Members in the following order and priority:

           4.1.1. First, if and to the extent that Losses have been allocated to the Members, Profits and Gain from Sale shall be allocated to the Members in the reverse order of the allocation of those Losses.

           4.1.2. Next, Profits and Gain from Sale shall be allocated to Hughes until Hughes has been allocated cumulative Profits and Gain from Sale pursuant to this Section 4.1.2 equal to the aggregate accrued Priority Distribution of Hughes, whether or not distributed.

           4.1.3. Then, subject to the provisions of Section 6.5.1(i), Profits and Gain from Sale shall be allocated:

                  (i) until November 17, 2005, 1% to Hughes and 99% to Investor,

                  (ii) between November 17, 2005 and November 17, 2009, 5% to Hughes and 95% to Investor, and

                  (iii) after November 17, 2009, 10% to Hughes and 90% to Investor.

           4.1.4. Notwithstanding the other provisions of this Section 4.1, Profits and Gain from Sale for the taxable year of liquidation of the Company shall be allocated prior to the final liquidating distributions of the Company and shall be allocated, to the extent possible, in a manner such that the Capital Accounts of the Members immediately prior to such final liquidating distribution are equal to the amounts that would have been distributable to the Members under Section 5.2, if Section 5.2, rather than Section 5.4, applied to such final liquidating distribution.

      4.2. Losses. After giving effect to any special allocations, Losses for any fiscal year or other period shall be allocated:

           4.2.1. First, 1% to Hughes and 99% to Investor, until any such additional allocation of Losses would result in Investor having an Adjusted Capital Account Deficit.

           4.2.2. Next, 100% to Hughes, until any such additional allocation of Losses would result in Hughes having an Adjusted Capital Account Deficit.

           4.2.3. Then, any excess Losses shall be allocated 100% to Investor.

           4.2.4. Notwithstanding the other provisions of this Section 4.2, Losses for the taxable year of liquidation of the Company shall be allocated prior to the final liquidating distributions of the Company and shall be allocated, to the extent possible, in a manner such that the Capital Accounts of the Members immediately prior to such final liquidating distribution are equal to the amounts that would have been distributable to the Members under Section 5.2, if Section 5.2, rather than Section 5.4, applied to such final liquidating distribution.

      4.3. Regulatory Special Allocations. The following special allocations shall be made in the following order:

           4.3.1. Minimum Gain Chargeback. Except as provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this
Section 4, if there is a net decrease in Minimum Gain during any fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member's share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 4.3.1 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted accordingly.

           4.3.2. Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Section 4 except Section 4.3.1, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any fiscal year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section
4.3.2 is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(i)(4) of the Regulations and shall be interpreted accordingly.

           4.3.3. Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.3.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4 have been tentatively made as if this Section 4.3.3 were not in this Agreement.

           4.3.4. Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company fiscal year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3.4 shall be made if and only to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4 have been tentatively made as if Section 4.3.3 and this
Section 4.3.4 were not in the Agreement.

           4.3.5. Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to Investor.

           4.3.6. Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

           4.3.7. Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code
Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

           4.3.8. Curative Allocations. The allocations set forth in Sections
4.3.1 through 4.3.7 (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.3.8. Therefore, notwithstanding any other provision of this Section 4 (other than the Regulatory Allocations), the Administrative Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Administrative Member determines is appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 4.3.8, the Administrative Member shall take into account future Regulatory Allocations under Sections 4.3.1 and 4.3.2 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.3.5 and 4.3.6.

      4.4. Other Allocations Rules.

           4.4.1. For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Administrative Member using any permissible method under Code Section 706 and the Regulations thereunder.

           4.4.2. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the year.

           4.4.3. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), any such liabilities shall be allocated to the Members in accordance with their Percentage Interests.

           4.4.4. To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Administrative Member shall endeavor to treat distributions of Operating Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

      4.5. Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with clause (i) of the definition of Gross Asset Value).

      In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

      Any elections or other decisions relating to such allocations shall be made by the Administrative Member in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses other items or distributions pursuant to any provision of this Agreement.

5.    Distributions

      5.1. Distributions of Operating Cash. Except as otherwise provided in this Agreement, Operating Cash, if any, shall be distributed to the Members monthly, on the 20th day of each month or the next Business Day if the 20th day is not a Business Day, for the preceding month, or at such other times as the Members may determine as follows:

           5.1.1. First, Operating Cash shall be distributed to Hughes in an amount equal to any unpaid Priority Distribution of Hughes.

           5.1.2. Then, subject to the provisions of Section 6.5.1(ii), Operating Cash shall be distributed

                  (i) until November 17, 2005, 1% to Hughes and 99% to Investor,

                  (ii) between November 17, 2005 and November 17, 2009, 5% to Hughes and 95% to Investor, and

                  (iii) after November 17, 2009, 10% to Hughes and 90% to
      Investor

      5.2. Distributions of Capital Proceeds. Except as otherwise specified in this Agreement, Capital Proceeds, if any, shall be distributed to the Members on the third Business Day after a sale or financing or at such other times as the Administrative Member may determine as follows:

           5.2.1. First, Capital Proceeds shall be distributed to Hughes (i) in an amount equal to the sum of any unpaid Priority Distribution of Hughes and
(ii) then, in an amount equal to any Unreturned Capital Contribution of Hughes.

           5.2.2. Next, Capital Proceeds shall be distributed to Investor in an amount equal to any Unreturned Capital Contribution of Investor.

           5.2.3. Then, subject to the provisions of Section 6.5.1(iii), Capital Proceeds shall be distributed

                  (i) until November 17, 2005, 1% to Hughes and 99% to Investor,

                  (ii) between November 17, 2005 and November 17, 2009, 5% to Hughes and 95% to Investor, and

                  (iii) after November 17, 2009, 10% to Hughes and 90% to Investor.

           5.2.4. Provided, however, that if any distribution of Capital Proceeds would create an Adjusted Capital Account Deficit for any Member that is not at the time of distribution reasonably expected to be eliminated by future Company allocations, distributions of Capital Proceeds at that time shall cease until the earlier of the time at which (i) they can be so distributed without creating such a deficit or (ii) the liquidation of the Company and in that case, any distribution will be made pursuant to Section 5.4.

      5.3. Amounts Withheld. If required by applicable law, the Administrative Member shall cause the Company to withhold such amounts as may be required from any payment or distribution from the Company to a Member, and the Administrative Member shall remit such amounts on a timely basis to the tax authority or other entity entitled to them. Any (a) amounts so withheld or (b) estimated or other payments to tax authorities with respect to any Profits or other items allocable to the Members, shall be treated as amounts distributed to the Members for all purposes. The Administrative Member shall allocate any such amounts among the Members in accordance with applicable law.

      5.4. Distributions Upon Liquidation. Upon the occurrence of a liquidating event as set forth in Section 1.4, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members. In such event, no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs. The Administrative Member (or, in the event there is no Administrative Member, any Person elected by the Members) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company's liabilities and property and the property shall be liquidated as promptly as is consistent with obtaining its fair value, and the proceeds, to the extent sufficient, shall be applied and distributed in the following order:

           (a) First, to the payment and discharge of all of the Company's debts and liabilities to creditors other than the Members;

           (b) Second, to the payment and discharge of all of the Company's debts and liabilities to the Members; and

           (c) The balance, if any, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

In the event the Company is "liquidated" within the meaning of Regulations
Section 1.704-1(b)(2)(ii)(g): (a) distributions shall be made pursuant to this
Section 5.4 to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if a Member's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Person shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or any other Person for any purpose whatsoever. In the discretion of the Administrative Member, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 5.4 may be:

           (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Administrative Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; or

           (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

6.    Powers And Duties Of The Members

      6.1. Authority of the Members. Except as otherwise specifically provided in this Agreement, the Members shall jointly (i) have control of the business of the Company and (ii) shall have all authority and power necessary or convenient for the administration and operation of the business and affairs of the Company, including, without limitation, the authority and power on behalf of the Company and at the Company's expense to:

           6.1.1. Acquire Assets. Acquire assets on behalf of the Company.

           6.1.2. Deal in Company Assets. Deal in and with the assets of the Company.

           6.1.3. Enter Contracts. Enter into contracts and agreements and sign any and all documents on behalf of the Company.

           6.1.4. Pursue and Settle Claims. Bring, defend, compromise, collect, pay, adjust, arbitrate or otherwise take any action with respect to any claim available to or against the Company, provided that either Member, acting alone, may bring, maintain, settle, collect or compromise any action in the name of and on behalf of the Company against the other Member to enforce such other Member's obligations under this Agreement.

           6.1.5. Pay Expenses. Pay Company expenses properly incurred in the operation of the Company.

           6.1.6. Hire Others. Employ, engage, hire or otherwise secure the services of such persons, firms or corporations as the Members may deem necessary or advisable for the proper operation of the business of the Company.

           6.1.7. Prepare and Record Documents. Prepare, execute, file, record, publish and deliver all instruments or documents necessary or convenient to effectuate any actions of the Company.

           6.1.8. Incur Debt. Incur any indebtedness or any commitment to do so.

           6.1.9. Other Action. Take any other action permitted or required of the Company under the Act.

      6.2. Investor Representative. Investor has initially designated a representative to act on its behalf as to all matters relating to this Agreement and the Company. Until any replacement is designated by Investor, [name of Investor representative] shall have the authority to act as the representative of Investor.

      6.3. Tax Matters Member. The Administrative Member shall act as, and exercise all rights and powers appropriate to serving as, the tax matters member of the Company for all purposes under Section 6221 et seq. of the Code.

      6.4. Investment Committee of the Partnership. Investor, acting alone, as long as Investor is not in material breach of its obligations under this Agreement, shall have the sole right (i) to designate the Company's two appointees to the Investment Committee of the Partnership as provided in Section
6.2 of the Partnership Agreement, and (ii) to decide whether and on what terms the Company (or Investor) would negotiate and participate in any first subsequent development program under Section 6.3 of the Partnership Agreement (including the right to participate in such program in lieu and independently of the Company and Hughes for Investor's own benefit and account, in which event the Company and Hughes shall take such action as is required to assign the Company's rights under Section 6.3 of the Partnership Agreement to Investor).

           Further, Investor, acting alone, so long as it is not in material breach of its obligations under this Agreement, shall have the sole right to exercise on behalf of the Company any and all other rights and privileges of the Company under: (i) any guaranty provided by Public Storage, Inc. to the Company from time to time, including, without limitation, the right to enforce such guaranty or (ii) the Partnership Agreement, including, without limitation, giving, making or obtaining (or withholding) notices, consents, approvals, agreements, selections or elections required or permitted under the Partnership Agreement and bringing, defending, maintaining, enforcing, compromising, adjusting, settling, arbitrating and collecting with respect to any claim available to or against the Company, the Partnership or its general partner under the Partnership Agreement (including Section 14.19 thereof), provided that, without the consent of Hughes (so long as Hughes is not in material breach of its obligations under this Agreement), Investor shall not be entitled to amend, waive or modify any provision of the Partnership Agreement, increase the capital commitment of the Company under the Partnership Agreement or take any other action relating to the Partnership (other than the exercise of its rights set forth in the first sentence of this Section 6.4 or in any other provision of this Agreement, including Section 6.5.1, that expressly authorizes Investor to exercise a right acting alone or unilaterally) that then would reasonably be expected (based upon the facts and circumstances then actually known by Investor, after reasonable inquiry) to affect Hughes under this Agreement in a fashion that differs materially and adversely from the effect of the action on Investor under this Agreement. Notwithstanding the foregoing, Investor, from time to time in any instance, by providing reasonable advance written notice, may permit Hughes the opportunity, acting alone or jointly with Investor (i.e., if both agree to the joint action), to exercise the right specified in the immediately preceding sentence alone or jointly with Investor. If Investor offers Hughes such an opportunity to participate and (i) Hughes alone takes the relevant action, (ii) Hughes and Investor jointly take the action, or (iii) Hughes does not make known what action he would like to take, then, without limitation to any other exculpatory provision of this Agreement, Investor shall have no liability to Hughes or the Company in connection with the exercise of (or failure to exercise) such right in that instance.

      6.5. Termination of Partnership.

           6.5.1. Subject to Section 6.5.2 of this Agreement, Investor, acting alone, so long as Investor is not in material breach of its obligations under this Agreement, shall have the right to cause the Company to seek an early termination of the Partnership pursuant to Section 9.1 of the Partnership Agreement. If Investor exercises that right on or prior to November 17, 2005:

                  (i) Profit and Gain from Sale that otherwise would be allocated pursuant to Section 4.1.3 (ii) or (iii) shall instead be allocated 99% to Investor and 1% to Hughes through the liquidation of the Company,

                  (ii) Operating Cash that otherwise would be distributed pursuant to Section 5.1.2 (ii) or (iii) shall instead be distributed 99% to Investor and 1% to Hughes through the liquidation of the Company, and

                  (iii) Capital Proceeds that otherwise would be distributed pursuant to Section 5.2.3 (ii) or (iii) shall instead be distributed 99% to Investor and 1% to Hughes through the liquidation of the Company.

           6.5.2. Should Hughes exercise his option pursuant to Section 7 of this Agreement and Investor fails to perform its obligations under Section 7 of this Agreement as and when required, Hughes, acting alone shall have the sole right to cause the Company to seek an early termination of the Partnership pursuant to Section 9.1 of the Partnership Agreement and the sole right to change or designate the Company's two appointees to the Investment Committee of the Partnership as referenced in Section 6.4 above, in addition to any other remedies Hughes may have against Investor at law or in equity.

      6.6. Compensation of Members. Except as may be expressly provided for in this Agreement or in the Partnership Agreement or otherwise approved by the Members, no payment shall be made to any Member or any member, partner, employee or affiliate of any Member for services rendered by such Member to the Company or otherwise.

      6.7. Other Business Activities of the Members. The Members shall be required to devote only so much of their time as is reasonably necessary for the proper management of the Company and the Partnership. Either Member may engage in or possess an interest in business ventures other than the business of the Company, including securities investments and operations of self-storage facilities.

      6.8. Limitation of Liability and Indemnification.

           6.8.1. Exculpatory Provisions. Neither Member nor their respective affiliates, agents, officers, partners, employees, representatives (including the members of the Partnership's Investment Committee appointed by either member), directors or shareholders (each, a "Protected Party") shall be liable, responsible or accountable in damages or otherwise to the Company or the other Member for (i) any act performed in good faith within the scope of the authority conferred by this Agreement, (ii) any failure or refusal to perform any acts except those required by the terms of this Agreement, or (iii) any performance or omission to perform any acts based upon reasonable reliance on the advice of accountants or legal counsel for the Company; provided, however, that each Member shall nevertheless be liable in all events for such Member's willful misconduct or gross negligence.

           6.8.2. Reliance by Protected Parties. A Protected Party shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Protected Party reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits and losses of the Company or any other facts pertinent to the existence and amount of assets from which distribution to Members might properly be paid.

           6.8.3. Indemnification. To the fullest extent permitted by law and subject to the provisions of this Agreement and the Act limiting the liability of the Members, the Company shall indemnify and save harmless each Protected Party from any loss, cost, damage, fee (including, without limitation, reasonable legal fees) or expense incurred by reason of (i) such entity's status as a Member, or an affiliate, officer, agent, employee, representative, director, or shareholder of a Member, (ii) any act performed in good faith within the scope of the authority conferred by this Agreement, (iii) any failure or refusal to perform any acts except those required by the terms of this Agreement, or (iv) any performance or omission to perform any acts based upon reasonable reliance on the advice of accountants or legal counsel for the Company, provided that no indemnification shall be given with respect to acts or omissions which constitute willful misconduct or gross negligence.

           6.8.4. Liability of Protected Parties. To the extent that, at law or in equity, a Protected Party has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Protected Party, a Protected Party acting under this Agreement shall not be liable to the Company or to any other Protected Party for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Protected Party otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Protected Party. Except as is otherwise provided in
Section 6.4 of this Agreement, and without limitation to any other exculpatory provision of Section 6.8, Investor and its representatives shall not have any fiduciary obligation to, or any other obligation to act in the interests of, any other Member or the Company by virtue of its rights under this Agreement, including without limitation its rights under Section 6.1, 6.4 (first sentence), or 6.5.1, or in the exercise of such rights.

           6.8.5. Insurance. To the extent deemed appropriate by the Members, the Company shall purchase and bear the cost of any insurance covering the potential liabilities of the Members as well as the potential liabilities of the affiliates, agents, officers, partners, employees, representatives, directors and shareholders of the Members or any other individual or entity serving at the request of the Members.

7.    Hughes' Option To Sell Interest

      7.1. Hughes shall have the right and option (but not the obligation) to sell all of his interest in the Company to Investor on the terms set forth in this Section 7, if (and only if) Investor has not, before November 17, 2005, exercised the right to cause an early termination of the Partnership described in Section 6.5.1. The option granted pursuant to this Section 7 may be exercised by Hughes at any time during the six (6) month period commencing on November 17, 2005 by delivery of a written notice to that effect to Investor.

      7.2. The purchase consideration payable by Investor to Hughes shall be an amount equal to the sum of: (1) any unpaid Priority Distribution of Hughes, (2) any Unreturned Capital Contribution of Hughes, and (3) the value of Hughes' 1% residual interest in the Company, which shall be determined as set forth below:

           7.2.1. The value of Hughes' 1% residual interest shall be 1% of the excess, if any, of (1) the sum of: (a) the value of the Company's Percentage Interest in the Partnership determined as set forth below and (b) the net fair market value of the Company's other assets reflected in the Company's financial statements, over (2) the aggregate capital contributions made to the Company.

           7.2.2. The value of the Company's Percentage Interest in the Partnership shall be determined by multiplying the Company's Percentage Interest in the Partnership (as defined in the Partnership Agreement) times the sum of:
(1) the value of the PSA Equity Shares and PSA Common Shares (as defined in the Partnership Agreement) then held by the Partnership determined as set forth below, (2) the value of the self storage properties of the Partnership determined as set forth below, and (3) the net fair market value of the Partnership's other assets reflected in the Partnership's financial statements.

           7.2.3. The value of the PSA Equity Shares and PSA Common Shares held by the Partnership shall be determined as is set forth in Section 9.3(c)(i) of the Partnership Agreement (basing the value on an average market price).

           7.2.4. The value of the self storage properties of the Partnership shall be determined by applying a capitalization rate of eight and one half percent (8.5%) to the net operating income before non-recurring charges produced by the Partnership's self storage properties for the immediately preceding four calendar quarters, provided, however, that if, under Section 9.3 of the Partnership Agreement, the Fair Market Value of the Other Property of the Partnership (as those terms are defined in the Partnership Agreement) is to be determined prior to five (5) Business Days before the closing of the purchase and sale of Hughes' interest under this Section 7, then the value of the self storage properties of the Partnership for this purpose shall be the portion of the Fair Market Value of the Other Property of the Partnership as so determined that is attributable to those self storage properties of the Partnership.

      7.3. The closing of the purchase and sale of Hughes' interest under this
Section 7 shall occur at the principal executive office of the Company on a date and time mutually agreeable to Investor and Hughes, which shall not be later than the earlier of (i) fifteen (15) Business Days following notice from Hughes pursuant to Section 7.1 of this Agreement or (ii) if a closing is to occur under
Section 9.5 of the Partnership Agreement, the date of that closing. At the closing, Hughes will deliver or cause to be delivered to Investor (i) appropriate assignments or other documents sufficient to transfer good and valid title to the interest to be purchased, free and clear of all liens and encumbrances; and (ii) such other documents as Investor or its counsel may reasonably request. At the closing, Investor will deliver or cause to be delivered to Hughes a wire transfer or bank cashier's check in the amount to which Hughes is entitled under Section 7.2 of this Agreement.

8.    Liabilities Of Members

      No Member shall be liable for any debts, liabilities, contracts or other obligations of the Company nor shall any Member be required to lend funds to the Company. After contributions have been made as provided in this Agreement, no Member, except as otherwise specifically required by the Act, shall be required to make any further contributions to the Company.

9.    Transfer Of Company Interests

      9.1. Transfer by the Members during the Initial Ten Years. During the initial ten years of the Company's existence, neither Member shall, voluntarily or involuntarily, transfer, sell, pledge, hypothecate, assign or otherwise dispose of, or permit to be so transferred (collectively "transfer") all or any portion of its interest in the Company without the prior written approval of the other Member, unless the transfer is to an affiliate of the transferring Member and the transferring Member acknowledges that the transfer shall not relieve the transferring Member of its obligations under this Agreement. During the initial ten years a nontransferring Member shall be entitled to withhold its approval of any proposed transfer (other than a permitted transfer to an affiliate) in its sole discretion.

      9.2. Additional Restrictions on Transfer. After the initial ten year period, a Member may transfer its interest with the prior written approval of the other Member, which shall not be unreasonably withheld. Notwithstanding any provision of this Article 9 to the contrary, no sale, exchange or other transfer of any company interests may be made (i) if such sale, exchange or other transfer shall violate or constitute a default under any other agreement to which the Company is a party or (ii) if the Company interests sought to be sold, exchanged or otherwise transferred when added to the total of all other Company interests sold or exchanged prior to the date of the proposed sale or exchange, are likely, in the opinion of tax counsel appointed by the Members to result in
(A) a "change in ownership" for tax purposes as that term is defined by applicable law or (B) the termination of the Company for purposes of the Code, and such change in ownership or termination would have a material adverse effect on the Company or the remaining Members.

      No interests in the Company may be transferred unless (i) the transferee executes such instruments as the non-transferring Member may reasonably request to confirm the transferee's agreement to be bound by the terms of this Agreement and assumption of the transferor's obligations under this Agreement, (ii) the Company obtains assurances reasonably satisfactory to the non-transferring Member that such transfer is permitted under the Securities Act of 1933 and any applicable state securities laws, (iii) the remaining Member obtains reasonably satisfactory assurances that the transfer will not occasion a violation of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent applicable to the remaining Member or any investor in or affiliate of the remaining Member, and (iv) subject to the provisions of Section 9.1 with respect to transfers to affiliates, if the transfer involves the proposed substitution of the transferee as a member of the Company, the written consent of the non-transferring Member to such substitution is obtained, which consent, in the non-transferring Member's absolute discretion, may be withheld.

      If one of only two Members is transferring its entire interest in the Company, such transfer shall not be effective unless and until the transferee is admitted to the Company as a substitute Member by the amendment of this Agreement, and the transferring Member shall remain a Member of the Company until such substitute Member is admitted to the Company. Each transferee shall reimburse the Company for any filing fees and reasonable counsel and accountants' fees incurred by the Company in connection with such transferee becoming a substitute Member.

      The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred interest until it has received such information.

      9.3. Protected Party Discretion. Whenever in this Agreement a Protected Party is permitted or required to make a decision (i) in its "absolute discretion" or "sole discretion" or under a grant of similar authority or latitude, the Protected Party shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person, or (ii) in its "good faith" or under another express standard, the Protected Party shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

10.   Resignation Of Members

      10.1. Resignation of Members. Except as otherwise provided in this Agreement, neither Member shall resign from the Company or cease to be a Member without the specific written approval of the other Member.

      10.2. Obligation to Continue. Upon the resignation of any Member, either voluntarily or by operation of law, the remaining Member or Members shall have the power to admit additional members and elect to continue the business of the Company. If there is only one remaining member and it elects to continue the business of the Company, the resignation of the resigning Member shall not be effective until an additional Member has been admitted to the Company.

11.   Reporting, Records And Accounting Matters

      11.1. Fiscal Year. The fiscal year of the Company shall be the Company's taxable year and shall be the calendar year.

      11.2. Bank Accounts. The bank accounts of the Company shall be maintained at Wells Fargo Bank or such other financial institution as the Administrative Member shall determine. Each such account shall be in the name of the Company. Withdrawals from such bank accounts shall be made upon such signatures as the Administrative Member may designate.

      11.3. Certain Records. The Administrative Member shall keep at the Company's principal executive office a current list of the full name and last known business, residence or mailing address of each Member, a copy of the Company Certificate and all certificates of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed, copies of the Company's federal state and local income tax returns and reports, if any, for the six most recent years, copies of this Agreement and any amendments, and any and all financial statements of the Company for the three most recent years.

      11.4. Accountants and Reports. The Administrative Member, on behalf of the Company, shall maintain, or cause to be maintained true and complete books of account reflecting the business of the Company. The Administrative Member, at the expense of the Company, shall have prepared such statements and reports of the Company as the Members may determine. The Company shall retain a certified public accountant which, unless the Members decide otherwise, shall be the same as the certified public accountant used by the Partnership. The Company shall prepare and distribute to the Members, within 75 days of the end of each fiscal year, unaudited financial statements of the Company for such fiscal year certified by the Administrative Member or its representative; and within 90 days of the end of each fiscal year, audited financial statements of the Company for such fiscal year certified by the Company's certified public accountant, prepared in accordance with generally accepted accounting principles (including fair value reporting, based on valuations supplied by representatives of Investor). The Administrative Member shall also provide the Members with such information as such Members may reasonably request, and all books and records of the Company shall be open to inspection and copying by any Member or its representatives at any time during normal business hours. The Administrative Member shall cause the Company accountants to prepare and file on a timely basis all income and other tax returns of the Company. The Administrative Member shall have the Company's certified public accountant review and sign as preparer the Company's Federal and state income tax returns and shall furnish copies to the Members promptly.

      11.5. Tax Elections. In the event of a transfer of all or part of the interest of a Member, a distribution of Company property to a Member or the death of any Member, the Company shall, at the election of any Member, elect pursuant to Section 754 of the Code and the regulations thereunder (and a corresponding election under the applicable sections of state and local law) to adjust the basis of Company property. The Members may require as a condition to such an election that the requesting Member agree to compensate the Company for actual additional accounting and legal expenses in connection with such an adjustment.

12.   Miscellaneous

      12.1. Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the person or to an officer of the entity to whom the same is directed, or sent by facsimile transmission, by nationally recognized courier service or by first class mail, registered or certified, addressed to the Company at its principal executive office and to the Members at their respective addresses as set forth above, or to such other address as such person may from time to time specify with advance notice to the Company and the other Members. Any such notice shall be deemed to be delivered, given and received for all purposes as of (i) the first Business Day after it is so delivered or sent, if delivered personally or sent by facsimile transmission (with transmission confirmed), (ii) the first Business Day after delivered to a nationally recognized courier service, if sent by overnight delivery through such a courier service, or (ii) three Business Days after being deposited in the United States mail, if sent by registered or certified mail, postage and charges prepaid. Any person may from time to time specify a different address by notice to the Company and the Members.

      12.2. Amendments. This Agreement may be amended only with the written approval of both Members.

      12.3. Interpretation and Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any provision of this Agreement shall be held to be invalid, the remainder of this Agreement shall not be affected. The titles of the Articles and Sections in this Agreement are for convenience only and shall not be considered in construing this Agreement. Pronouns used with reference to the Members shall be construed to refer to the feminine, neuter, singular and plural as the identity of the individual or entity referred to may require. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Members. This Agreement constitutes the entire agreement among the Members and supersedes any prior written or oral agreements with respect to the subject matter of this Agreement. No provision of this Agreement (including, without limitation, any obligation of the Member to make Contributions) shall be interpreted as bestowing any rights whatsoever upon any third party.

      12.4. Dispute Resolution and Legal Fees. If any dispute or controversy among the parties arises out of or relating to this Agreement or the enforcement, interpretation, performance or breach of this Agreement or as to any matters related to but not covered by this Agreement, the parties shall first consult together, in good faith to find an amicable resolution of the dispute or controversy. If the parties cannot resolve the dispute or controversy by such consultation, it shall be finally resolved by binding arbitration to be held in the County of Los Angeles, State of California, under auspices of, and in accordance with, the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association. There shall be an arbitral tribunal consisting of three neutral arbitrators, selected according to the procedures set forth in the Rules and this Section, one of which shall be selected by the General Partner, one of which shall be selected by the Limited Partner, and the two arbitrators so selected shall mutually appoint a third arbitrator. If either of the first two arbitrators is not appointed within thirty (30) days of delivery of notice of demand for arbitration, the other party (or parties) shall select the arbitrator that was to be selected by such delinquent party (or parties). If the first two arbitrators fail to select the third arbitrator within thirty (30) days of their selection then, at the request of any party, the third arbitrator shall be selected by the Chief Judge of the United States District Court for the Central District of California (the "Court"). In any such arbitration proceedings, the arbitrators shall adopt and apply the provisions of the Federal Rules of Civil Procedure relating to discovery so that each party shall allow and may obtain discovery of any matter not privileged that is relevant to the subject matter involved in the arbitration to the same extent as if such arbitration were a civil action pending in the Court. The arbitrators may proceed to an award notwithstanding the failure of any party to participate in the proceedings. The arbitrators may issue decisions for interim, interlocutory, provisional or partial relief (e.g., temporary restraining orders, preliminary injunctions, orders to compel discovery, orders of attachment or protective orders) during the arbitration proceedings which may be enforced in any court of competent jurisdiction. The arbitrators may also grant appropriate relief at law or in equity, including removing a Member, in the event the Member has been guilty of fraud, gross negligence, bad faith, abuse of authority or misappropriation or waste of Company assets. The decision of a majority of the arbitrators shall constitute an arbitral award which is final, conclusive and binding on each party, and may be entered and shall be enforceable in any court of competent jurisdiction. Should any litigation, arbitration or other action or proceeding be commenced among the parties, the party or parties prevailing in such litigation, arbitration or other action or proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys' fees and costs in such litigation, arbitration or other action or proceeding which shall be determined by the court or arbitral tribunal or in a separate action brought for that purpose.

      12.5. Confidentiality. The Members agree that the terms of this Agreement, any other agreements entered into in connection with the transactions contemplated under this Agreement and the identities of the parties and their affiliates are confidential and shall not be disclosed to any third party without the other party's prior written consent; provided, however, that any party may disclose the existence and/or terms and conditions of this Agreement if so required by law or by applicable stock exchange rules or to such party's attorneys, accountants and other professionals subject to the professional duty not to disclose such existence and/or terms and conditions unless permitted by law, so long as such party first provides a copy of any such written request to the other party.

      12.6. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

      12.7. ERISA and UBTI. The Company shall conduct its business in such manner as either Member may from time to time reasonably request in order to avoid to the greatest extent possible actual or potential violations of ERISA, if applicable, or the applicable pension laws of [Investor's state], to the extent such possible violations have been brought to the attention of the Company and would materially affect either Member or investors in or affiliates of either Member. The Company shall comply with such requirements as either Member may from time to time reasonably propose in order to assure to the greatest extent possible that income from the Company is not taxable to such Member or investors in or affiliates of such Member as unrelated business taxable income.

      12.8. Taxation as a Partnership. It is the intent of the Company and its Members that the Company be treated as a partnership for income tax purposes, and the terms of this Agreement shall be construed so as to accomplish that goal and the Members will use their best efforts to cause the Company to be so treated.

                                        [Investor]


                                        By: [signature of Investor]
                                            ------------------------------


                                         /s/ B. Wayne Hughes
                                        ----------------------------------
                                        B. Wayne Hughes, trustee of the B.W.
                                        Hughes Living Trust under agreement of
                                        trust dated June 3, 1977, as amended